Exhibit 99.1

For:	Calavo Growers, Inc.

Contact:	Lee E. Cole Chairman, President and CEO (805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES SHARPLY HIGHER

FISCAL 2015 FIRST QUARTER RESULTS

First Quarter Highlights Include:

•	Revenues Increase 15.8 Percent to $194.8 Million from $168.2 Million Last Year

•	Gross Margin Rises to $17.8 Million, a 30.5 Percent Advance from $13.6 Million in Year-Earlier Initial Quarter

•	Net Income Grows to $5.3 Million Versus a Net Loss of $1.8 Million One Year Earlier (Which Included Renaissance Food Group, LLC Non-Cash Operating Expenses of $5.4 Million; Excluding Amount, Fiscal 2014 Net Income Totaled $4.0 Million)

•	Earnings Per Share Equal 31 Cents Which Compares with a Net Loss of 11 Cents in Last Year’s First Quarter (Which Included Non-Cash Operating Expense of 34 Cents Per Share); Excluding Amount, Fiscal 2014 EPS equaled 25 Cents

•	CEO Cole Reaffirms Forecast for Record Revenues and EPS in Fiscal 2015

SANTA PAULA, Calif. (March 6, 2015)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and expanding provider of value-added fresh foods, today reported significantly improved fiscal 2015 first quarter operating results. Double-digit revenue gains in each of the company’s three principal business segments paced top-line and gross margin growth.

For the three months ended Jan. 31, 2015, net income rose to $5.3 million, equal to $0.31 per diluted share, which compares with a net loss of $1.8 million, or $0.11 per diluted share, in last year’s first quarter. Prior-year results include non-cash operating expenses, primarily related to the revaluation of earn-out liability associated with the acquisition of Renaissance Food Group, LLC (RFG), which net of income tax approximated $5.4 million, or $0.34 per diluted share. Excluding non-cash operating expenses, fiscal 2014 first quarter net income totaled $4.0 million, equal to $0.25 per diluted share. Additionally, as a result of RFG contingent consideration, current-year per share results reflect a 10.0 percent increase in weighted average shares outstanding from one year earlier.

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Calavo Growers Reports Higher Fiscal 2015 First Quarter Results/2-2-2

Revenues in the most-recent quarter advanced 15.8 percent to $194.8 million from $168.2 million in last year’s initial quarter. Gross margin grew 30.5 percent to $17.8 million, equal to 9.1 percent of revenues, from $13.6 million or 8.1 percent of revenues in the fiscal 2014 corresponding quarter.

Chairman, President and Chief Executive Officer Lee E. Cole stated: “Calavo began fiscal 2015 in strong form, posting substantial growth in revenues, gross margin and net income. Indicative of the fundamental strength in our respective business units, operating income in the fiscal 2015 first quarter rose over 50 percent from last year’s first quarter before accounting for RFG contingent consideration—a very positive performance.”

Cole continued: “In Calavo’s Fresh business segment, we did an excellent job of sourcing and marketing Mexican-grown avocados, packing substantially more units in this year’s first quarter from one year earlier which contributed to the overall company gross margin gains. The revenue trend line in the RFG business segment, as expected and previously announced, continued its steady upward advance in the most-recent period. And Calavo Foods produced and sold significantly more fresh prepared avocados, while doing an outstanding job of managing fruit and production costs.

“While the excellent first-quarter net income and per-share results are gratifying, increased selling, general and administrative (SG&A) expense in the RFG business segment constrained a Calavo bottom line that otherwise would have been even greater. The higher RFG costs for SG&A relate to investment in business-development and capacity-building initiatives which we expect to generate incremental revenue and profit contribution later this year.”

Fresh business segment first quarter revenues rose 12.0 percent to $111.6 million from $99.7 million in the year-earlier initial period. Gross margin climbed significantly to $8.7 million, equal to 7.8 percent of segment sales, from $6.2 million or 6.2 percent of segment sales, in the like quarter last year. Total Fresh unit volume increased to 4.4 million in the fiscal 2015 first quarter from 4.2 million one year ago, principally due to a higher number of avocado and tomatoes packed. Gross margin improvement is primarily attributable to Mexican avocado operations.

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Calavo Growers Reports Higher Fiscal 2015 First Quarter Results/3-3-3

Sales in the RFG business segment grew to $68.5 million in the most recent quarter, an increase of 23.3 percent from $55.6 million in the fiscal 2014 initial period. Gross margin totaled $5.5 million, or 8.0 percent of segment sales, in this year’s first quarter. That compares with $4.8 million, equal to 8.7 percent of segment sales in the comparable fiscal 2014 quarter. Revenue growth reflects expanded sales within RFG’s existing business base, new customer acquisition and product introductions. The modest dip in first quarter segment gross margin primarily reflects higher fruit costs, higher fixed costs resulting from recent capacity expansion, increased labor costs associated with ensuring RFG’s product-quality standards, as well as an overall increase in production personnel to handle anticipated sales growth.

Calavo Foods business segment sales climbed 13.7 percent to $14.6 million in the first quarter versus $12.9 million in the fiscal 2014 initial period. Segment gross margin expanded to $3.6 million, or 24.6 percent of sales, from $2.6 million, or 20.2 percent of segment sales, in the year-earlier first quarter. The $1.0 million or 440 basis point segment gross margin increase is indicative of the above-referenced improved production and fruit costs, as well as increased sales throughput which contribute to operating efficiencies.

First-quarter SG&A totaled $9.5 million, equal to 4.9 percent of revenues, versus $8.3 million, or 4.9 percent of revenues, in fiscal 2014. SG&A as a percentage of total gross margin improved more than 700 basis points to 53.4 percent in the most recent quarter. This compares with SG&A as percentage of total gross margin which approximated 60.8 percent in the fiscal 2014 first quarter.

Outlook

“We started fiscal 2015 squarely on plan,” said CEO Cole, “and expect each business unit to continue to gain strength as the year progresses.

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Calavo Growers Reports Higher Fiscal 2015 First Quarter Results/4-4-4

“The avocado industry is on track for consumption that will exceed two billion pounds this year and, as the market leader, Calavo is in a prime position to capitalize on this trend. Our Mexican avocado operations will continue to track positively and, along with California production which begins to ramp up late in the second fiscal quarter, will drive the company’s performance. To that end, we anticipate the company to see a second quarter year-over-year increase in avocado packing volume of at least 15 percent.”

Cole continued: “We expect RFG revenue to continue growing at our previously forecast 20 percent rate and segment gross margin to expand similarly. Putting this outstanding growth rate into perspective, the fresh-prepared refrigerated packaged goods category that RFG occupies is the fastest-growing segment of the grocery industry; yet, by comparison, its compound average growth in revenue rate is estimated at about seven percent per year, according to market data. RFG is diligently building category leadership and we are confident that the growth initiatives for which they’re laying the foundation will drive its continued expansion.

“In the Calavo Foods business segment,” Cole said, “we believe sales and gross margin will continue the gains which have characterized the past two sequential quarters. We are doing an excellent job of expanding both retail grocery and foodservice customer bases—demand for our prepared avocado products is increasing in both categories and across multiple products. Reciprocally, we maintain a tight rein managing costs and production of prepared avocados and guacamole, which is reflected in the gross margin increases.”

Cole added: “We are seeing steady progress at FreshRealm, LLC, in which Calavo holds a 50 percent, non-controlling ownership stake. The start-up continues to strengthen its operating, technology and Vessel platforms, and is focused on building a robust business able to support large fresh-food delivery efforts. FreshRealm’s management team expects that new merchants will be added in coming quarters.

“In sum, we are off to an excellent start with our businesses executing well and on track to post record revenues and earnings per share in fiscal 2015,” Cole concluded.

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Calavo Growers Reports Higher Fiscal 2015 First Quarter Results/5-5-5

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. An expanding provider of value-added fresh food, the company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus, salsa and tortilla chips under the respected Calavo brand name. Calavo’s wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s latest, filed Annual Report on Form 10-K. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	January 31, 2015	October 31, 2014
Assets
Current assets:
Cash and cash equivalents	$5,132	$6,744
Accounts receivable, net of allowances of $2,485 (2015) and $3,248 (2014)	70,310	56,618
Inventories, net	27,062	30,975
Prepaid expenses and other current assets	22,328	19,528
Advances to suppliers	460	3,258
Income taxes receivable	4,601	2,627
Deferred income taxes	3,294	3,294

Total current assets	133,187	123,044
Property, plant, and equipment, net	59,475	57,352
Investment in Limoneira Company	35,954	44,355
Investment in unconsolidated entities	18,380	18,380
Deferred income taxes	15,563	12,287
Goodwill	18,262	18,262
Other assets	9,274	9,784

	$290,095	$283,464

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$7,822	$6,660
Trade accounts payable	16,703	15,065
Accrued expenses	24,708	25,303
Short-term borrowings	53,610	35,900
Dividend payable	—	12,970
Current portion of long-term obligations	4,873	5,099

Total current liabilities	107,716	100,997
Long-term liabilities:
Long-term obligations, less current portion	1,970	2,791

Total long-term liabilities	1,970	2,791
Commitments and contingencies
Noncontrolling interest, Calavo Salsa Lisa	270	270
Total shareholders’ equity	180,139	179,406

	$290,095	$283,464

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended January 31,
	2015	2014
Net sales	$194,791	$168,165
Cost of sales	176,986	154,524

Gross margin	17,805	13,641
Selling, general and administrative	9,510	8,292
Contingent consideration related to RFG acquisition	—	9,218

Operating income (loss)	8,295	(3,869)
Interest expense	(223)	(256)
Other income, net	117	135

Income (loss) before provision (benefit) for income taxes	8,189	(3,990)
Provision (benefit) for income taxes	2,890	(2,076)

Net income (loss)	5,299	(1,914)
Add: Net loss attributable to noncontrolling interest	—	148

Net income (loss) attributable to Calavo Growers, Inc.	$5,299	$(1,766)

Calavo Growers, Inc.’s net income (loss) per share:
Basic	$0.31	$(0.11)

Diluted	$0.31	$(0.11)

Number of shares used in per share computation:
Basic	17,295	15,726

Diluted	17,311	15,726

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CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Three months ended January 31, 2015
Net sales	$111,649	$14,623	$68,519	$194,791
Cost of sales	102,932	11,030	63,024	176,986

Gross margin	$8,717	$3,593	$5,495	$17,805

Three months ended January 31, 2014
Net sales	$99,722	$12,856	$55,587	$168,165
Cost of sales	93,514	10,262	50,748	154,524

Gross margin	$6,208	$2,594	$4,839	$13,641

For the three months ended January 31, 2015 and 2014, inter-segment sales and cost of sales for Fresh products totaling $9.9 million and $9.0 million were eliminated in consolidation. For three months ended January 31, 2015 and 2014, inter-segment sales and cost of sales for Calavo Foods totaling $3.7 million were eliminated in consolidation.

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